As filed with the Securities and Exchange Commission on June 28, 2005
Registration No. 333-125345

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DDi Corp.
(Exact name of registrant as specified in its charter)

Delaware	06-1576013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1220 Simon Circle,
Anaheim, California 92806
(714) 688-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy J. Donnelly
Vice President and General Counsel
DDi Corp.
1220 Simon Circle
Anaheim, California 92806
(714) 688-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies To:
John F. Della Grotta, Esq.
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626-1924
(714) 668-6200

     Approximate date of commencement of sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS, DATED JUNE 28, 2005
Common Stock
DDi Corp.
Rights to Purchase up to                              shares
of Common Stock at $               per share

        We are distributing at no charge to holders of our common stock, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock owned at the close of business on                     , 2005. We are distributing                     subscription rights exercisable for up to                      shares of our common stock.
      Each subscription right will entitle you to purchase                      shares of our common stock at a subscription price of $           per right (or $           per share). The per share price equals 50% of the average closing price for our common stock for the 20 trading day period ending two days prior to the commencement of the rights offering. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 2005, unless we extend this offering period. You should carefully consider whether to exercise your subscription rights before this expiration date. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred except under the very limited circumstances described in this prospectus.
      If any shares of common stock offered in the rights offering remain unsubscribed after the rights offering, certain of our stockholders or their affiliates, whom we refer to collectively as the standby purchasers, have agreed, subject to certain conditions, to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price pursuant to a standby purchase agreement.
      We may cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.
      The shares are being offered directly by us without the services of an underwriter or selling agent.
      Shares of our common stock are traded on the Nasdaq National Market under the symbol “DDIC.” On                     , 2005, the closing sales price for our common stock was $           per share. We expect that the shares of common stock issued in the rights offering will also be listed on the Nasdaq National Market under the same symbol.
      The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider the risk factors beginning on page 6 of this prospectus before exercising your subscription rights.
       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
      This section highlights information contained elsewhere or incorporated by reference in this prospectus. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common stock. You should read this entire prospectus carefully.

Q:	What is the rights offering?

A:	We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you own at the close of business on , 2005, the record date. The subscription rights will be evidenced by rights certificates.

Q:	What is a subscription right?

A:	Each subscription right is a right to purchase shares of our common stock. When you “exercise” a subscription right, you choose to purchase shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares, but will round down the aggregate number of shares you are entitled to receive to the nearest whole number.

Q:	What is the subscription price?

A:	The subscription price for a subscription right is $ per right (or $ per share). The per share price equals 50% of the average closing price of our common stock for the 20 trading day period ending two trading days prior to the commencement of the rights offering. See “The Rights Offering — Determination of the Subscription Price.” Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. The basis for determining the subscription price was based upon consideration of the factors more fully described in “The Rights Offering — Determination of Subscription Price.”

Q:	Where will the shares of common stock issued in the rights offering be listed?

A:	Our common stock is traded on the Nasdaq National Market under the symbol “DDIC.” We expect that the shares of common stock issued in the rights offering will also be listed on the Nasdaq National Market under the same symbol. On May 26, 2005, the last trading day prior to the initial filing of the registration statement relating to the rights offering of which this prospectus forms a part, the closing price of our common stock on the Nasdaq National Market was $2.35 per share. On the record date, the closing price of our common stock on the Nasdaq National Market was $ per share. See “Price Range of Common Stock and Dividend Policy.”

Q:	How long will the rights offering last?

A:	You will be able to exercise your subscription rights only during a limited period that will last 15 business days. If you do not exercise your subscription rights at or before 5:00 p.m., New York City time, on , 2005, your subscription rights will expire. We may, with the approval of standby purchasers that committed to purchase a number of shares equal to at least 75% of the number of unsubscribed shares, decide to extend the rights offering from time to time, with such extension not to exceed 30 business days. See “The Rights Offering — Expiration Date, Extensions and Termination.”

Q:	Why are we engaging in a rights offering?

A:	We are making this rights offering in order to raise new capital that we intend to use as follows:

•	approximately $45.0 million to provide funds to pay accrued and unpaid dividends on our Series B Preferred Stock, repay our Series B Preferred Stock as it becomes due, to satisfy our obligations to redeem our Series B Preferred Stock upon the demand of the holders thereof or, if we obtain the consent of the holders of a majority of our Series B Preferred Stock and the consent of the holders of a majority of all of our voting securities that are present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, to redeem two-thirds of our outstanding Series B Preferred Stock once we close the rights offering, or to repurchase shares of our Series B Preferred Stock in privately negotiated transactions;

•	approximately $18.5 million to redeem our Senior Accreting Notes due 2009 in full; and

•	to provide additional working capital for our business.

We believe that the rights offering will strengthen our financial condition through generating additional cash, reducing our indebtedness and increasing our stockholders’ equity. See “Use of Proceeds,” “Capitalization,” and “The Rights Offering — Reasons for the Rights Offering.”

Q:	How much money will we receive from the rights offering?

A:	If we sell all the shares being offered, we will receive gross proceeds of approximately $75 million. While we are offering shares in the rights offering with no minimum purchase requirement, the standby purchasers have agreed, subject to certain conditions, to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price to provide us with gross proceeds of approximately $75 million. Accordingly, even if the standby purchasers are the only participants in the rights offering, we expect to receive gross proceeds of approximately $75 million. See “Use of Proceeds” and “The Rights Offering — Standby Commitments.”

Q:	Are we required to have our stockholders approve the rights offering?

A:	At our 2005 annual stockholder meeting, which will be held on August 5, 2005, our stockholders will have to approve the rights offering and an amendment to our Amended and Restated Certificate of Incorporation, which we refer to as our Charter, to increase the number of shares of common stock that we are authorized to issue in order for us to be able to consummate the rights offering. The affirmative vote of the holders of a majority of the voting power represented by the shares of common stock and preferred stock present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, are required to approve the rights offering and the amendment to our Charter necessary to consummate the rights offering.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	Can I subscribe for any number of shares less than all of my subscription rights?

A:	Yes. You can subscribe for any whole number of shares exercising less than all of your subscription rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain the number of shares of common stock you currently hold even if you do not exercise your subscription rights. If you do not exercise your subscription rights, then your unexercised subscription rights will be null and void and the percentage of the common stock you hold will decrease because the standby purchasers have agreed, subject to certain conditions, to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering and the value of your investment in our common stock would be diluted, as is likely, if the rights offering causes our stock price to decline.

Q:	How do I exercise my subscription rights?

A:	You must properly complete the attached subscription certificate and deliver it, along with the subscription price for the shares you are subscribing, to Mellon Bank, N.A., the Subscription Agent, at or before 5:00 p.m., New York City time, on , 2005. The address for the Subscription Agent is on page 26. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	Will I be charged a sales commission or a fee by DDi if I exercise my subscription rights?

A:	No. We will not charge you a brokerage commission or a fee for exercising your subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 6.

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:	No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable by operation of law (for example, upon death of the recipient).

Q:	Is there an over-subscription privilege?

A:	No. You will not have the right to subscribe for additional shares of our common stock unclaimed by other holders of subscription rights.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about DDi that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price. See “The Rights Offering — No Revocation.”

Q:	What is the role of the standby purchasers in this offering?

A:	If any shares of common stock offered in the rights offering remain unsubscribed after the rights offering, the standby purchasers have agreed, subject to certain conditions, to purchase a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price pursuant to a standby purchase agreement. We refer to the commitment of the standby purchasers to purchase shares of common stock as the standby commitments. For a more complete description of the role of the standby purchasers in the rights offering, see “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Q:	How many shares will the standby purchasers own after the offering?

A:	If no stockholders other than the standby purchasers and their affiliates exercise their subscription rights, the standby purchasers will purchase up to shares of our common stock in the offering pursuant to their respective subscription rights received as stockholders and their standby commitments. In that case, the aggregate ownership interest of standby purchasers and their respective affiliates in our common stock could be approximately %, and the ownership interest of the remaining stockholders could decrease to approximately %. This does not include shares of common stock that the standby purchasers collectively may acquire from the exercise of warrants that they will receive as a fee for the standby commitments. See “The Rights Offering — Standby Commitments.”

Q:	Are there any conditions to the standby commitments?

A:	Yes. The obligation of the standby purchasers to exercise the standby commitments will be subject to a number of conditions. Even if we terminate the standby purchase agreement, we intend to still consummate the rights offering. For a more detailed description of the conditions to the standby purchasers’ standby commitments, see “The Rights Offering — Standby Commitments.”

Q:	Are the standby purchasers receiving any compensation for the standby commitments?

A:	Yes. As compensation to the standby purchasers for the standby commitments, we agreed to issue, concurrently with the consummation of the rights offering, warrants to purchase an aggregate number of shares of our common stock equal to 10.7% of the total number of shares of our common stock outstanding on a fully diluted basis (without giving effect to issuances of common stock and securities exercisable for common stock to our management under the proposed 2005 Incentive Plan and assuming that two-thirds of our Series B Preferred Stock outstanding on the date of the standby purchase agreement has been repurchased or redeemed) following consummation of the rights offering and the purchase of the unsubscribed shares by the standby purchasers pursuant to the standby purchase agreement at an initial exercise price of $ per share to the standby purchasers. We refer to these warrants as the standby commitment fee warrants.

Q:	Are we required to have a minimum level of subscription in order to consummate the rights offering?

A:	No. We may decide to consummate the rights offering even if less than all of the shares we are offering are actually purchased.

Q:	Can the board of directors withdraw the rights offering?

A:	Yes. The board of directors may decide to withdraw the rights offering at any time on or before the expiration of the rights offering for any reason. If we withdraw the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest. See “The Rights Offering — Withdrawal and Amendment.”

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all subscription payments.

Q:	What is the board of directors’ recommendation regarding the rights offering?

A:	Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and DDi.

Q:	How many shares of common stock will be outstanding after the rights offering?

A:	As of June 27, 2005, we had 27,160,849 shares of common stock issued and outstanding. We expect to issue up to shares in the rights offering. After the rights offering, if the rights offering is fully subscribed, we anticipate that we will have shares of common stock outstanding (not including the shares of common stock issuable to the standby purchasers upon the exercise of the standby commitment fee warrants, together with any other warrants that we may issue to them from time to time pursuant to the standby purchase agreement or the registration rights agreement related thereto).

Q:	What are the United States federal income tax consequences of exercising my subscription rights as a holder of common stock?

A:	A holder of common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge

v

you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See “Material United States Federal Income Tax Considerations.”

Q:	When will I receive certificates for the shares purchased in the rights offering?

A:	We will issue certificates representing shares purchased in the rights offering to you or to The Depository Trust Company on your behalf, as the case may be, as soon as practicable after the completion of the rights offering.

Q:	What should I do if I have other questions or need assistance?

A:	If you have other questions or need assistance, please contact Mellon Bank, N.A., the Information Agent and the Subscription Agent for the rights offering, at the following address and telephone number:

Mellon Bank, N.A.
c/o Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, New Jersey 07660
Attention: Reorganization Department — DDi Corp. Subscription
Telephone: (800) 777-3674
For a more complete description of the rights offering, see “The Rights Offering.”

SUMMARY
      This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 6 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context otherwise requires, references to “DDi,” “we,” “us,” or “Company” refer to DDi Corp. and its subsidiaries.
DDi CORP.
      We are a leading supplier of time-critical, technologically advanced printed circuit boards for a wide variety of electronic products. We specialize in engineering, fabricating and assembling complex multi-layer printed circuit boards on a quick-turn basis — with lead times as short as 24 hours. We have approximately 1,100 customers in such diverse markets as communications, networking, medical, test and industrial instrumentation, high-end computer, defense and aerospace equipment. With such a broad customer base and an average of 40 to 50 new printed circuit board designs tooled per day, we have accumulated significant process and engineering expertise. Our core strength is developing innovative, high-performance solutions for customers during the engineering, test and launch phases of their new electronic product development. Our entire organization is focused on rapidly and reliably filling complex customer orders and building long-term customer relationships. Our engineering capabilities and highly scalable manufacturing facilities in the United States and Canada enable us to respond to time-critical orders and technology challenges for our customers.
      In December 2003, we successfully emerged from a Chapter 11 bankruptcy process through which we significantly reduced our debt and restructured our business to compete more effectively in a challenging marketplace for the kinds of electronic products manufactured by our customers. Following our financial restructuring, we have continued to seek ways to cut costs, consolidate operations and react quickly to volatile market conditions. Among other actions, we discontinued our European business earlier this year, reduced headcount in some of our higher cost facilities, strengthened our management team with several strategic new hires and refocused our sales organization to re-emphasize customer service and partnership. While we have reduced our overhead and consolidated certain facilities, we have strived to maintain sufficient flexibility and capacity to respond quickly to our customers’ needs when business conditions improve and their requirements grow.
      Now, to further strengthen our financial condition and add liquidity to our balance sheet, we have developed a plan to raise new equity capital through a rights offering. The proceeds from this rights offering will be used to repurchase our Senior Accreting Notes due 2009 in full, provide funds to repay or redeem two-thirds of our Series B Preferred Stock, including accrued and unpaid dividends with respect thereto, and add liquidity to our balance sheet. Our goal is to improve our flexibility and competitive position in the marketplace, attract and retain important customers and increase stockholder value.

Recent Developments
      In order to further increase operational efficiency, our Board of Directors, on May 3, 2005, approved plans to close our Arizona facility, which has produced mass lamination cores for four North American PCB plants, and to shift this work back into other facilities. We are in the process of determining whether assets of the Arizona facility are impaired in value by this action and if there are impaired assets, the associated impairment charge to be recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In addition, other consolidation associated costs such as inventory, workforce reduction, relocation and organization charges will be reported as restructuring costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” when incurred. The restructuring charge is expected to be accounted for during the second quarter of 2005.

      Our principal executive offices are located at 1220 Simon Circle, Anaheim, California 92806 and our main telephone number is (714) 688-7200.

THE RIGHTS OFFERING
      Further details concerning this part of the summary are set forth under “The Rights Offering.” Only holders of record of our common stock on the record date stated below may exercise rights.

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for every one share of our common stock that you owned at 5:00 p.m., New York City time, on , 2005, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. We will not distribute any fractional subscription rights but will round down the number of subscription rights you receive to the nearest whole number.

Subscription privilege	Each subscription right entitles you to purchase, for every one share of our common stock you owned at 5:00 p.m., New York City time, on , 2005, shares of common stock upon payment of $ per share.

Record date	, 2005 at 5:00 p.m., New York City time. Only our stockholders as of the record date will receive rights to subscribe for shares in the rights offering.

Expiration date	The rights expire on , 2005 at 5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void. We have the option, with the approval of standby purchasers that committed to purchase a number of shares equal to at least 75% of the number of unsubscribed shares, to extend the expiration date for any reason, for a period not to exceed 30 business days.

Subscription price	$ per share, payable in cash, which is 50% of the average closing price of our common stock for the 20 trading day period ending two trading days prior to the commencement of the rights offering. All payments must be cleared on or before the expiration date.

Over-subscription privilege	There is no over-subscription privilege.

Use of proceeds	We will use the net proceeds of this offering to provide funds to repay two-thirds of our Series B Preferred Stock as it comes due or to satisfy our obligations to redeem our Series B Preferred Stock upon the demand of the holders thereof, including accrued and unpaid dividends with respect thereto; to redeem our Senior Accreting Notes due 2009 in full; and to provide additional working capital for our business.

We will be soliciting consents, which we refer to as the Series B Consent, from the holders of a majority of our Series B Preferred Stock, and from the holders of a majority of all of our voting securities that are present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, to modify our Series B Certificate of Designation to eliminate the holders’ right to require us to redeem shares of our Series B Preferred Stock on September 30, 2005 and March 30, 2006 in exchange for a one-time redemption upon the receipt of the net proceeds of the rights offering of approximately

$45.0 million of our Series B Preferred Stock, including accrued and unpaid dividends thereon. If we are unable to obtain the Series B Consent, we may negotiate with certain holders of our Series B Preferred Stock to repurchase their shares at a negotiated price with the net proceeds from the rights offering.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange or on the Nasdaq National Market or the OTC Bulletin Board.

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering. For more information regarding some of the risks inherent in this rights offering, please see “Risk Factors” beginning on page 6.

Subscription commitment of the standby purchasers	Each of Caiman Partners, L.P., Contrarian Turnaround Equities, LLC, Greywolf Capital Partners II LP, QVT Fund LP, Sankaty Credit Opportunities, L.P., Sankaty High Yield Asset Partners, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Prospect Credit Partners, L.P., whom we refer to collectively as the standby purchasers, and whom, together with their respective affiliates, as of June 10, 2005 collectively beneficially owned approximately 15.4% of our common stock on an as converted basis, has agreed to act as a standby purchaser in the rights offering. In addition to the subscription rights that each standby purchaser or its affiliates will receive as stockholders, the standby purchasers will purchase an aggregate number of shares of our common stock equal to the number of shares not subscribed for by our stockholders. In the event no stockholders exercise their basic subscription privilege and the standby purchasers acquire a number of shares of our common stock equal to the number of shares offered in the rights offering, their collective ownership of our common stock (together with their respective affiliates) would increase to % (including our preferred stock on an as-converted basis).

No revocation	If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Material United States federal income tax considerations	For U.S. federal income tax purposes, your receipt and exercise of the subscription rights generally will not be taxable events. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights. For more information, see “Material United States Federal Income Tax Considerations.”

Extension, withdrawal, cancellation and amendment	We have the option, with the approval of standby purchasers that committed to purchase a number of shares equal to at least 75% of the number of unsubscribed shares, to extend the rights offering and the period for exercising your subscription rights, for a period not to exceed 30 business days, although we do not presently intend to do so. Our board of directors may cancel the rights offering in its sole discretion at any time prior to or on the expiration date for any reason (including, without limitation, a change in the market price of our common stock). We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is cancelled, withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of this rights offering.

Procedure for exercising rights	To exercise rights, you must complete the rights subscription certificate and deliver it to the Subscription Agent, Mellon Bank, N.A., together with full payment for all the subscription rights you elect to exercise. Mellon Bank, N.A. must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Subscription agent	Mellon Bank, N.A.

Questions	Questions regarding the rights offering should be directed to our Information Agent, at (800) 777-3674.

Shares outstanding before the rights offering	27,160,849 shares of our common stock were outstanding as of June 27, 2005.

Shares outstanding after completion of the rights offering	If the rights offering is fully subscribed, shares of our common stock will be outstanding immediately after the completion of the rights offering. On a fully diluted basis, after giving effect to the completion of a fully-subscribed rights offering and the issuance of the standby commitment fee warrants, we would have shares of our common stock outstanding.

Risk factors	Stockholders considering making an investment in the rights offering should consider the risk factors described in “Risk Factors” beginning on page 6.

Fees and expenses	We will bear the fees and expenses relating to the rights offering.

Nasdaq National Market trading symbol	Shares of our common stock are currently listed for quotation on the Nasdaq National Market under the symbol “DDIC”.
RISK FACTORS
      You should carefully consider the information under “Risk Factors” and all other information included in this prospectus prior to making a decision to make an investment in the rights offering.

RISK FACTORS
      The exercise of your subscription rights for shares of our common stock involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and evaluate the following risk factors.
Risks relating to this rights offering:

The rights offering may cause the price of our common stock to decrease immediately, and this decrease may continue.
      The subscription price per share equals $          , which is 50% of the average closing price of our common stock for the 20 trading day period ending two trading days prior to the commencement of the rights offering. This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, including from the exercise by the standby purchasers of the standby commitment fee warrants, is likely to result in an immediate decrease in the market value of the common stock. This decrease may continue after the completion of the rights offering.

As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock.
      If you do not exercise your subscription rights and shares are purchased by other stockholders in the rights offering or by the standby purchasers, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. In addition, we may be required to issue approximately                      shares of common stock pursuant to securities exercisable or convertible into shares of common stock based upon such securities’ current conversion and exercise prices and if the rights offering is consummated, we will be required to issue to the standby purchasers standby commitment fee warrants to purchase an aggregate number of shares of our common stock equal to 10.7% of the total number of shares of common stock outstanding on a fully diluted basis (without giving effect to issuances of common stock and securities exercisable for common stock to our management under the proposed 2005 Incentive Plan and assuming that two-thirds of our Series B Preferred Stock outstanding on the date of the standby purchase agreement has been repurchased or redeemed) following consummation of the rights offering and the transactions contemplated by the standby purchase agreement. In addition, if we default on our obligations under the registration rights agreement that we have agreed to file with respect to the shares of our common stock to be purchased by the standby purchasers and the shares of our common stock issuable upon the exercise of the standby commitment fee warrants, we may have to issue to the standby purchasers additional warrants exercisable into shares of our common stock. Certain of these securities have anti-dilution or other provisions of adjustment to their exercise price or number of shares which will be triggered by this rights offering. We may also issue shares of common stock to redeem our existing convertible notes. Any such issuances may further dilute your ownership percentage.

The issuance by us of up to shares in this offering at a discount to the current market price of our stock likely will cause the market price of our stock to decline and if our stock price drops too low, we could fail to satisfy the listing requirements of the Nasdaq National Market and our common stock could be delisted from the Nasdaq National Market, which could adversely affect your ability to sell shares of our common stock.
      Although our common stock is quoted on the Nasdaq National Market, it does not have a high trading volume. The closing price of our common stock on the Nasdaq National Market on                     , 2005 was $           per share. The subscription price in the rights offering will represent a 50% discount to the average closing price of our common stock for the 20 trading day period ending two trading days prior to the commencement of the rights offering, and the                      shares that we are offering through this prospectus are equal to      % of our                     outstanding shares of our common stock as of                     ,

2005. After the record date for the rights offering, the market price of our common stock will likely decline because shares acquired after that date will trade without the subscription rights, and after the completion of this offering, the market price of our common stock will likely decline in response to the introduction into a thinly traded public market for our common stock of a substantial number of additional shares that are being issued by us at a discount to the current market price of our stock and the shares issuable from the exercise of the standby commitment fee warrants and any liquidated damages warrants that may be issued under the registration rights agreement relating to the standby purchase agreement. If the price of our common stock drops below the minimum requirements of the Nasdaq National Market, our common stock could be delisted from the Nasdaq National Market and your ability to sell shares of our common stock could be adversely affected.

The subscription rights are not transferable and there is no market for the subscription rights.
      You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit.
      The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

You may not revoke your exercise of subscription rights and we may cancel the rights offering.
      Once you exercise your subscription rights, you may not revoke the exercise, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the per share purchase price for the shares underlying the subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market value of our common stock. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares. We may close the rights offering even if less than all of the shares that we are offering are actually purchased. We may unilaterally withdraw or terminate this rights offering in our discretion until the expiration date. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

You may incur an immediate and likely decrease in net book value per common share.
      If you do not exercise your subscription rights to purchase shares of our common stock, you will incur immediate and likely substantial dilution between the net book value per share of common stock after the offering and the subscription price. On a pro forma basis, at the $          per share subscription price, after

taking into account the effect of the rights offering and the standby commitments (but prior to any use of the proceeds) our net book value and net book value per share as of March 31, 2005 would be as follows:

		Pro Forma
		Assuming Rights
	Historical as	Offering at
	Reported	Subscription Price

Net book value of DDi (in thousands)	$86,219		$(1)
Number of shares of common stock outstanding	27,147,543		(2)
Net book value per common share	$3.18	$
Decrease in net book value per common share	$—	$

(1)	Pro forma book value calculations assume $75 million gross offering proceeds and $3 million in offering fees and expenses. Book value amounts could increase if cash proceeds are used to repurchase debt at a discount from face value.

(2)	Pro forma common stock outstanding includes shares issuable in the rights offering and the shares of common stock issuable upon the exercise of the standby commitment fee warrants.

 After the consummation of the rights offering and the standby commitments, a significant amount of our common stock may be concentrated in the hands of a few of our existing stockholders and their affiliates, and their interests may not coincide with yours.
      Upon the completion of the rights offering, if only the standby purchasers and their respective affiliates exercise their subscription rights and the standby purchasers purchase shares in accordance with their standby commitments, the standby purchasers and their respective affiliates would collectively own, on a fully diluted basis, approximately      % of our common stock. As a result, if a few of the standby purchasers and their respective affiliates were to elect to act together, they would have the ability to exercise control over matters generally requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Your interests as a holder of the common stock may differ from the interests of the standby purchasers and their affiliates.

United States federal income tax consequences are uncertain.
      In general, holders of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering and no loss should be recognized if the rights expire without exercise. Because these issues are subject to some uncertainty and because we have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding any tax consequences of the rights offering or the related share issuances under foreign, federal, state or local tax laws, we urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuances to you.

To exercise your subscription rights, you need to act promptly and follow subscription instructions.
      If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent at or prior to 5:00 p.m., New York City time, on                     , 2005, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on the expiration date. We are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

The subscription price is not a reflection of our value.
      The subscription price of $           per share was determined by our board of directors. The per share price equals 50% of the average closing price of our common stock for the 20 trading day period ending two trading days prior to the commencement of the rights offering. Our board of directors set the $           per share subscription price after considering a variety of factors discussed under “The Rights Offering — Determination of Subscription Price.” The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. Our common stock may trade at prices below the subscription price after the completion of this offering, and we cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $           per share subscription price.
Risks associated with market conditions:

We may issue additional shares of common stock that may dilute the value of our common stock and adversely affect the market price of our common stock.
      In addition to the                      shares of common stock that may be issued in the rights offering, we may issue additional shares of common stock in the following scenarios:

•	approximately 2,800,000 shares of common stock may be required to be issued pursuant to our issued and outstanding stock options,

•	approximately 807,000 shares of common stock may be required to be issued upon the exercise of warrants that will be outstanding until our Senior Accreting Notes due 2009 are repaid in full,

•	approximately shares of common stock may be issued in connection with the exercise of the standby commitment fee warrants;

•	approximately 5,147,000 shares of common stock may be issued pursuant to other securities exercisable or convertible into shares of common stock, excluding the impact of any anti-dilution adjustments triggered by the rights offering, and

•	a significant number of additional shares of common stock may be issued for financing, the payment of dividends or other purposes.
      A large issuance of shares of common stock in any or all of the above scenarios will decrease the ownership percentage of current outstanding stockholders and will likely result in a decrease in the market price of our common stock. Any large issuance may also result in a change in control of DDi.

The holders of our Series B Preferred Stock might become entitled to demand that we redeem the preferred stock. If we are unable to comply with that demand, the redemption price and dividends on the preferred stock may increase.
      On March 30, 2004, we sold in a private placement 147,679 shares of Series B-1 Preferred Stock and 1,139,238 shares of Series B-2 Preferred Stock (collectively, the “Series B Preferred Stock”) to institutional investors. At the option of the holders of our Series B Preferred Stock, we are required to redeem the preferred shares in three equal installments in 18 months, 24 months and 30 months from issuance or earlier upon a change of control, certain events of default, or other specified occurrences. The first optional redemption date is September 30, 2005, on which date the holders of our Series B Preferred Stock can require us to redeem up to one-third of the outstanding Series B Preferred Stock. We have the option to make redemption payments in either cash or common stock (up to a maximum of 10,000,000 shares, unless the holders otherwise agree), except in the event of a default or certain other occurrences when the redemption payments must be made in cash. If the holders of our Series B Preferred Stock exercise their right to require us to redeem our Series B Preferred Stock and we are not permitted to pay the redemption price in shares of common stock or cannot pay the redemption price in full because of the 10,000,000 share limit, we may not have enough funds to pay the redemption price in cash for all tendered shares of Series B Preferred Stock. If we are unable to redeem all of our Series B Preferred Stock submitted for redemption:

•	we must redeem a pro rata amount from each holder of our Series B Preferred Stock;

•	the redemption price for any shares not redeemed as required would increase to 108% of the stated value of the Preferred Stock plus accrued dividends;

•	in addition to any dividends required to be paid on our Series B Preferred Stock, the unpaid portion of the redemption price would accrue interest at the rate of 8.0% per annum, payable monthly in cash; and

•	the holders of our Series B Preferred Stock holding in the aggregate at least a majority in interest of the then outstanding Series B Preferred Stock, would have the right to demand a stockholders’ meeting and, at such meeting the holders of our Series B Preferred Stock would have the right to elect an additional director to the Board of Directors.
We intend to use approximately $45.0 million of the net proceeds to pay for the redemption or, as described below, the repurchase of two-thirds of our Series B Preferred Stock, in either case, with accrued and unpaid dividends thereon. No assurance can be given that the rights offering will be completed, if at all, on or prior to September 30, 2005, the next date on which we may be required to redeem a portion of our Series B Preferred Stock. If we do not receive sufficient proceeds from the rights offering to satisfy our redemption obligations with respect to the Series B Preferred Stock, it may have an adverse effect on our financial condition and results of operations and we may need to obtain additional financing in order to meet such redemption obligations. No assurance may be given that we will be able to obtain such additional financing on terms satisfactory to us, if at all.
      We will be soliciting the Series B Consent from the holders of a majority of our Series B Preferred Stock, and from the holders of a majority of all of our voting securities that are present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, to modify our Series B Certificate of Designation to eliminate the holders’ right to require us to redeem shares of our Series B Preferred Stock on September 30, 2005 and March 30, 2006 in exchange for a one-time redemption upon the receipt of the net proceeds of the rights offering of approximately $45.0 million of our Series B Preferred Stock, including accrued and unpaid dividends thereon. If we are unable to obtain the Series B Consent, we may negotiate with certain holders of our Series B Preferred Stock to repurchase their shares at a negotiated price with the net proceeds from the rights offering.

We have issued shares of preferred stock with greater rights than our common stock and may issue additional shares of preferred stock in the future.
      We currently are permitted under our Charter to issue up to 5,000,000 shares of preferred stock. In connection with our annual stockholders’ meeting in 2005, we intend to propose an amendment to our Charter that, if approved by our stockholders, would permit us to issue up to an aggregate of 10,000,000 shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. As of April 30, 2005, we had outstanding 1,000,000 shares of Series A Preferred Stock and 1,286,917 shares of Series B Preferred Stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, our Series B Preferred Stock may be converted into shares of our common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock. See “Risk Factors — Holders of our Series B Preferred Stock have the right to convert their preferred stock into common stock and to receive dividends payable in common stock causing substantial dilution to holders of common stock.” Pro forma for the rights offering, each share of Series B Preferred Stock will convert into common stock at a conversion price of $           per share.

Holders of our Series B Preferred Stock have the right to convert their preferred stock into common stock and to receive dividends payable in common stock which could cause substantial dilution to holders of our common stock.
      The holders of our Series B Preferred Stock have the right to convert the principal amount of their shares into shares of our common stock. In addition, we have the option of paying the redemption price for and dividends on our Series B Preferred Stock in shares of common stock. Shares issued as dividends or redemption payments are issued at a 5% discount applied to the volume-weighted average market price over the 20 trading days prior to the dividend payment date. The holders of our Series B Preferred Stock also have anti-dilution protections. The conversion price for our Series B Preferred Stock is subject to weighted average anti-dilution provisions whereby, if we issue shares in the future for consideration below the existing conversion price (currently $11.85), then (with certain exceptions, including the issuance of common stock as payment of dividends or redemption payments on our Series B Preferred Stock) the conversion price for our Series B Preferred Stock would automatically be decreased, allowing the holders of our Series B Preferred Stock to receive additional shares of common stock upon conversion. Because the shares of our common stock to be purchased pursuant to the subscription rights will be issued for consideration below the existing conversion price, the conversion price for the Series B Preferred Stock will be automatically decreased to $          pursuant to a formula specified in the certificate of designation governing the terms of the Series B Preferred Stock, entitling the holders of Series B Preferred Stock to an additional                      shares of our Common Stock in the aggregate upon conversion based on a fully-subscribed $75 million offering at a price per share of $          . The additional shares issuable upon conversion will be treated as a beneficial conversion feature to the holders of the Series B Preferred Stock initially recorded as a reduction to the carrying value of the Series B Preferred Stock and an increase to paid-in-capital of approximately $           million based on                     additional shares. This beneficial conversion feature will then be accreted to the Series B Preferred Stock over its remaining term as a reduction of earnings available to common shareholders. The issuance of additional shares of Common Stock pursuant to the terms of our Series B Preferred Stock will cause substantial dilution to the holders of our common stock. Further, subsequent sales of the shares in the public market could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.
Risks associated with our operations:

We may need additional capital in the future and it may not be available on acceptable terms, or at all.
      Looking ahead at long-term needs, we may need to raise additional funds for the following purposes:

•	to fund working capital requirements for future growth that we may experience;

•	to enhance or expand the range of services we offer;

•	to increase our sales and marketing activities;

•	to respond to competitive pressures or perceived opportunities, such as investment, acquisition and international expansion activities; or

•	to fund our remaining obligations to redeem our Series B Preferred Stock.
      If such funds are not available when required or on acceptable terms, our business and financial results could suffer.

The terms of our lending arrangements and outstanding Series B Preferred Stock may restrict our financial and operational flexibility.
      The terms of our indebtedness and our Series B Preferred Stock restrict, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with other persons or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all or our assets. Further, DDi Capital and Dynamic Details Incorporated, our wholly-owned indirect subsidiaries, are also required to maintain specific financial ratios and satisfy certain financial condition tests. Our subsidiaries’ ability to meet those financial ratios and tests can be affected by events beyond the subsidiaries’ control, and there can be no assurance that they will meet those tests. Substantially all of our assets and our subsidiaries’ assets are pledged as security under our senior credit facility.

If the demand for our customers’ products declines, demand for our products will be similarly affected and our revenues, gross margins and operating performance will be adversely affected.
      Our customers that purchase printed circuit board engineering and manufacturing services from us are subject to their own business cycles. Some of these cycles show predictability from year to year. However, other cycles, are unpredictable in commencement, depth and duration. A downturn or any other event leading to additional excess capacity will negatively impact our revenues, gross margins and operating performance.
      We cannot accurately predict the continued demand for our customers’ products and the demands of our customers for our products and services. As a result of this uncertainty, our past operating results, earnings and cash flows may not be indicative of our future operating results, earnings and cash flows.
      We maintain our production facilities at less than full capacity to retain our ability to respond to additional quick-turn orders. However, if these orders are not received, we could experience losses due to excess capacity. Whenever we experience excess capacity, our sales revenue may be insufficient to fully cover our fixed overhead expenses and our gross margins will decline. Conversely, we may not be able to capture all potential revenue in a given period if our customers’ demands for quick-turn services exceed our capacity during that period.

Unless we are able to respond to technological change at least as quickly as our competitors, our services could be rendered obsolete, which would reduce our revenue and operating margins.
      The market for our services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market services that meet evolving customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. We are more leveraged than some of our principal competitors, and therefore may not have the financial flexibility to respond to technological changes as quickly as these competitors.
      In addition, the printed circuit board engineering and manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. We cannot assure you that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. We cannot assure you that we will be able to obtain capital for these purposes in the future or that any investments in new technologies will result in commercially viable technological processes.

We may experience significant fluctuation in our revenue because we sell primarily on a purchase order basis, rather than pursuant to long-term contracts.
      Our operating results fluctuate because we sell on a purchase-order basis rather than pursuant to long-term contracts, and we expect these fluctuations to continue in the future. We are therefore sensitive to variability in demand by our customers. Because we time our expenditures in anticipation of future sales, our operating results may be less than we estimate if the timing and volume of customer orders do not match our expectations. Furthermore, we may not be able to capture all potential revenue in a given period if our customers’ demand for quick-turn services exceeds our capacity during that period. Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Because a significant portion of our operating expenses are fixed, even a small revenue shortfall can have a disproportionate effect on our operating results. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the market price of our common stock to decline.

We rely on a core group of significant customers for a substantial portion of our net sales, and a reduction in demand from, or an inability to pay of, this core group could adversely affect our total revenue.
      Although we have a large number of customers, net sales to our largest customer accounted for approximately 8% of our net sales for the three months ended March 31, 2005. Net sales to our ten largest customers accounted for approximately 35% of our net sales during the same period. We may depend upon a core group of customers for a material percentage of our net sales in the future. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. We cannot assure you that significant customers will order services from us in the future or that they will not reduce or delay the amount of services ordered. Any reduction or delay in orders could negatively impact our revenues. In addition, we generate significant accounts receivable in connection with providing services to our customers. If one or more of our significant customers were to become insolvent or otherwise were unable to pay us for the services provided, our results of operations would be adversely affected.

We are subject to intense competition, and our business may be adversely affected by these competitive pressures.
      The printed circuit board industry is highly fragmented and characterized by intense competition. We principally compete with independent and captive manufacturers of complex quick-turn and longer-lead printed circuit boards. Our principal competitors include other established public companies, smaller private companies and integrated subsidiaries of more broadly based volume producers that also manufacture multi-layer printed circuit boards and other electronic assemblies. We also expect that competition will increase as a result of industry consolidation. Some of our principal competitors are less highly-leveraged than us and may have greater financial and operating flexibility.
      For us to be competitive in the quick-turn sector, we must maintain a large customer base, a large staff of sales and marketing personnel, considerable engineering resources and proper tooling and equipment to permit fast turnaround of small lots on a daily basis.

If Asian based production capabilities increase in sophistication, we may lose market share and our gross margins may be adversely affected by increased pricing pressure.
      Price competition from printed circuit board manufacturers based in Asia and other locations with lower production costs may play an increasing role in the printed circuit board markets in which we compete. While printed circuit board manufacturers in these locations have historically competed primarily in markets for less technologically advanced products, they are expanding their manufacturing capabilities to produce higher layer count, higher technology printed circuit boards. In the future, competitors in Asia may be able to effectively compete in our higher technology markets, which may force us to lower our prices, reducing our gross margins or decreasing our net sales.

Defects in our products could result in financial or other damages to our customers, which could result in reduced demand for our services and liability claims against us.
      Defects in the products we manufacture, whether caused by a design, manufacturing or materials failure or error, may result in delayed shipments, customer dissatisfaction, or a reduction in or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. Defects in our products could result in financial or other damages to our customers. Our sales terms and conditions generally contain provisions designed to limit our exposure to product liability and related claims; however, competing terms and provisions of our customers or existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Product liability claims made against us, even if unsuccessful, would be time consuming and costly to defend. Although we maintain a warranty reserve, this reserve may not be sufficient to cover our warranty or other expenses that could arise as a result of defects in our products.

If we are unable to protect our intellectual property or infringe or are alleged to infringe others’ intellectual property, our operating results may be adversely affected.
      We primarily rely on trade secret laws and restrictions on disclosure to protect our intellectual property rights. We cannot be certain that the steps we have taken to protect our intellectual property rights will prevent unauthorized use of our technology. Our inability to protect our intellectual property rights could diminish or eliminate the competitive advantages that we derive from our proprietary technology.
      We may become involved in litigation in the future either to protect our intellectual property or in defense of allegations that we infringe others’ intellectual property rights. These claims and any resulting litigation could subject us to significant liability for damages and invalidate our property rights. In addition, these lawsuits, regardless of their merits, could be time consuming and expensive to resolve and could divert management’s time and attention. Any potential intellectual property litigation alleging our infringement of a third-party’s intellectual property also could force us or our customers to:

•	stop producing products that use the intellectual property in question;

•	obtain an intellectual property license to sell the relevant technology at an additional cost, which license may not be available on reasonable terms, or at all; and

•	redesign those products or services that use the technology in question.
      The costs to us resulting from having to take any of these actions could be substantial and our operating results could be adversely affected.

Complying with applicable environmental laws requires significant resources, and if we fail to comply, we could be subject to substantial liability.
      Our operations are regulated under a number of federal, state, local and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use in our manufacturing process materials classified as hazardous such as ammoniacal etching solutions, copper and nickel. Our efforts to comply with applicable environmental laws require an ongoing and significant commitment of our resources. Over the years, environmental laws have become, and may in the future become, more stringent, imposing greater compliance costs on us. In addition, because we are a generator of hazardous wastes and our sites may become contaminated, we may be subject to potential financial liability for costs associated with an investigation and any remediation of such sites. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal etching solutions, solder stripping solutions and hydrochloric acid solution containing palladium, waste water which contains heavy metals, acids, cleaners and conditioners, and filter cake from equipment used for on-site waste treatment.
      Violations of environmental laws could subject us to revocation of the environmental permits we require to operate our business. Any such revocations could require us to cease or limit production at one or more of our facilities, thereby negatively impacting revenues and potentially causing the market price of our common stock to decline. Additionally, if we are liable for any violation of environmental laws, we could be required to undertake expensive remedial actions and be subject to additional penalties.

Several of our officers and directors are named defendants in a securities class action complaint which could divert management attention and result in substantial indemnification costs.
      Certain of our current and former officers and directors have been named as defendants in a securities class action lawsuit. Under Delaware law, our Charter, and certain indemnification agreements we entered into with our executive officers and directors, we must indemnify our current and former officers and directors to the fullest extent permitted by law. The indemnification covers any expenses and/or liabilities reasonably incurred in connection with the investigation, defense, settlement or appeal of legal proceedings. The obligation to provide indemnification does not apply if the officer or director is found to be liable for fraudulent or criminal conduct. For the period in which the claims were asserted, we had in place director and officer’s liability insurance policies. We are unable to estimate what our indemnification liability in these matters may be. If our director’s and officer’s liability insurance policies do not adequately cover our expenses related to this class action lawsuit, we may be required to pay judgments or settlements and incur expenses in aggregate amounts that could have a material adverse effect on our financial condition, cash flows or results of operations. In addition, this lawsuit could divert management attention from our day-to-day operations, which could have a material adverse effect on our business.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees.
      Our future success will depend to a significant degree upon the continued contributions of our key management, marketing, technical, financial, accounting and operational personnel, including Bruce D. McMaster, our President and Chief Executive Officer. None of our key employees has entered into an employment agreement or other similar arrangement, with the exception of a non-solicitation agreement between Bruce D. McMaster and us. The loss of the services of one or more key employees could have a material adverse effect on our results of operations. We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled managerial and technical resources. Competition for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining such personnel. In addition, recent and potential future facility shutdowns and workforce reductions may have a negative impact on employee recruiting and retention.

Our manufacturing processes depend on the collective industry experience of our employees. If these employees were to leave and take this knowledge with them, our manufacturing processes may suffer, and we may not be able to compete effectively.
      Other than our trade secret protection, we rely on the collective experience of our employees to ensure that we continuously evaluate and adopt new technologies in our industry. If a significant number of employees involved in our manufacturing processes were to leave our employment and we are not able to replace these people with new employees with comparable experience, our manufacturing processes may suffer as we may be unable to keep up with innovations in the industry. As a result, we may not be able to continue to compete effectively.

The trading price of our common stock may continue to be volatile.
      The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, announcements of technological innovations that impact our services, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, our common stock is listed on the Nasdaq National Market. Limited trading volume of our common stock could affect the trading price by magnifying the effect of larger purchase or sale orders and could increase the trading price volatility in general. No prediction can be made as to future trading volumes of our common stock on the Nasdaq National Market.

We may in the future seek to raise funds through equity offerings, or there may be other events which could have a dilutive effect on our stock.
      In the future, we may seek to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire such securities or our common stock. In any such case, the result could ultimately be dilutive to our common stock by increasing the number of shares outstanding.
      We have outstanding warrants that are exercisable for 807,090 shares of our common stock. The shares issuable upon exercise of the warrants may increase subject to anti-dilutive rights which we granted to the warrant holders. The warrants are held in an escrow account until December 12, 2005 and are subject to reduction or termination and will be terminated and not exercisable at the time that our Senior Accreting Notes due 2009 are repaid if such repayment occurs prior to December 12, 2005. In addition, if the rights offering is consummated, we will be required to issue to the standby purchasers standby commitment fee warrants to purchase an aggregate number of shares of our common stock equal to 10.7% of the total number of shares of common stock outstanding on a fully diluted basis (without giving effect to issuances of common stock and securities exercisable for common stock to our management under the proposed 2005 Incentive Plan and assuming that two-thirds of our Series B Preferred Stock outstanding on the date of the standby purchase agreement has been repurchased or redeemed together with accrued and unpaid dividends thereon) following consummation of the rights offering and the purchase of the unsubscribed shares by the standby purchasers pursuant to the standby purchase agreement. We also have issued options to purchase an aggregate of 2,300,119 shares of our common stock under our 2003 Management Equity Incentive Plan that currently are outstanding and 500,000 shares of common stock under our 2003 Directors Equity Incentive Plan that are currently outstanding. We may issue options to purchase an additional 2,404,354 shares of our common stock under our 2003 Management Incentive Plan and options to purchase 100,000 shares of our common stock under our 2003 Directors Equity Incentive Plan.
      If these options or warrants to purchase our common stock are exercised or other equity interests are granted under our 2003 Management Incentive Plan and 2003 Directors Equity Incentive Plan or under other plans adopted in the future, such equity interests will have a dilutive effect on our common stock.
      In addition, in connection with our annual stockholders’ meeting in 2005, we intend to propose for approval by our stockholders the 2005 Stock Incentive Plan. If the 2005 Stock Incentive Plan is approved by our stockholders, we will not make future grants with respect to the 2,404,354 shares of common stock that remain available for grant under the 2003 Management Equity Incentive Plan. However, our stockholders may suffer further dilution from the 2005 Stock Incentive Plan, because the total number of shares of common stock available for potential compensatory awards will increase by 12,595,646 shares,           % of the outstanding shares of the common stock as of the record date (subject to adjustment as provided for in the 2005 Stock Incentive Plan).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included in this prospectus relating to expectation of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements.
      Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our expectations will be realized.
      In addition to the factors and other matters discussed under the caption “Risk Factors” in this prospectus, some important factors that could cause actual results or outcomes for DDi Corp. or our subsidiaries to differ materially from those discussed in forward-looking statements include:

•	changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry;

•	our ability to sustain historical margins as the industry develops;

•	increased competition;

•	increased costs;

•	our ability to retain key members of management;

•	adverse state, federal or foreign legislation or regulation or adverse determinations by regulators; and

•	other factors identified from time to time in our filings with the Securities and Exchange Commission.
      Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
      We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See “Risk Factors.” Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

USE OF PROCEEDS
      The maximum net proceeds to us from the sale of our common stock in this rights offering and pursuant to the standby commitments are estimated to be approximately $72.0 million after deducting estimated offering expenses allocable to and payable by DDi.
      The holders of our Series B Preferred Stock have the right to require us to redeem up to 428,973 shares of our Series B Preferred Stock on each of September 30, 2005, March 30, 2006 and September 30, 2006 at a per share redemption price of $47.40. We will be soliciting the Series B Consent from the holders of a majority of our Series B Preferred Stock, and from the holders of a majority of all of our voting securities that are present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, to modify our Series B Certificate of Designation to eliminate the holders’ right to require us to redeem shares of our Series B Preferred Stock on September 30, 2005 and March 30, 2006 in exchange for a one-time redemption upon the receipt of the net proceeds of the rights offering of approximately $45.0 million (the “Series B Amount”) of our Series B Preferred Stock, including accrued and unpaid dividends thereon. If we are unable to obtain the Series B Consent, we may negotiate with certain holders of our Series B Preferred Stock to repurchase their shares at a negotiated price with the net proceeds from the rights offering. We will deposit any portion of the Series B Amount not applied to the redemption or repurchase of our Series B Preferred Stock following the rights offering into a segregated account and such proceeds will be treated as restricted cash for the sole purpose of:

•	repaying our Series B Preferred Stock as it comes due or satisfying our obligations to redeem our Series B Preferred Stock upon the demand of the holders thereof, in either case, together with accrued and unpaid dividends thereon or

•	repurchasing shares of our Series B Preferred Stock at a negotiated price not in excess of the amount we would be required to pay pursuant to the immediately preceding bullet.
      We intend to use approximately $18.5 million of the net proceeds of the rights offering to redeem our Senior Accreting Notes due 2009 in full. These Senior Accreting Notes currently bear interest at an annual rate of 14%.
      We intend to use the remaining net proceeds of the rights offering to provide additional working capital for our business.

CAPITALIZATION
      The following table shows our capitalization as of March 31, 2005 on a historical basis. The table also includes our capitalization on a pro forma basis assuming the completion of a fully-subscribed rights offering and the use of the net proceeds for (i) the redemption of our Senior Accreting Notes due 2009 in full and (ii) the repayment of 66 2/3% of our Series B Preferred Stock, but prior to the use of the remaining proceeds for general corporate purposes. See “Use of Proceeds.”

					Pro Forma for Rights Offering
		Pro Forma for Rights Offering			if Series B Preferred Stock
		Without Early Repayment of			Early Repayment is
		Series B Preferred Stock			Authorized(1)
	Historical
	as Reported	Adjustments(2)		Pro Forma	Adjustments(2)		Pro Forma

Short-term debt and capital lease obligations:
Revolving credit facility	$16,685	$		$	$		$
Capital lease obligations	738

Total short-term debt and capital lease obligations	17,423

Long-term debt:
Senior Accreting Notes	18,204		(3)			(3)
Series B mandatorily redeemable preferred stock	59,238		(4)			(4)
Stockholders’ equity:
Common stock	27
Additional paid-in capital	145,620		(4)			(4)
Deferred compensation	(6,082)
Accumulated deficit	(52,746)
Accumulated other comprehensive income	56
Stockholder receivables	(656)

Total stockholders’ equity	86,219

Total capitalization	$181,084	$		$	$		$

(1)	The early repayment of our Series B Preferred Stock requires stockholder approval of an amendment to the Certificate of Designation relating to our Series B Preferred Stock to eliminate the holders’ right to require us to redeem shares of our Series B Preferred Stock on September 30, 2005 and March 30, 2006 in exchange for a one-time redemption of two-thirds of our Series B Preferred Stock, including accrued and unpaid dividends thereon, upon the receipt of net proceeds from the rights offering of approximately $45.0 million at our annual stockholders’ meeting, which has not yet been obtained.

(2)	Adjustments are based on the subscription price of $ which is a 50% discount to the average closing price of our common stock for the 20 trading day period ending two days prior to the record date.

(3)	Warrants exercisable for 807,090 shares of our common stock that were issued to the holders of our Senior Accreting Notes will terminate and not be exercisable once the Senior Accreting Notes are redeemed in full.

(4)	Represents the beneficial conversion feature of $ million and $ million associated with the additional shares of and issuable upon conversion of the Series B Preferred Stock without early repayment of the Series B Preferred Stock and with early repayment, respectively.

THE RIGHTS OFFERING
      Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors.”
Subscription Rights
      We are distributing to the holders of record of our common stock on                     , 2005, at no charge, one non-transferable subscription right for each share of our common stock they own. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to purchase                      shares of our common stock. You are not required to exercise any or all of your subscription rights.
      If, pursuant to your exercise of your subscription rights, the number of shares of common stock you are entitled to receive would result in your receipt of fractional shares, the aggregate number of shares issued to you will be rounded down to the nearest whole number.
Subscription Price
      The subscription price for a subscription right is $           per right (or $           per share). The per share price equals 50% of the average closing price of our common stock for the 20 trading day period ending two trading days prior to the commencement of the rights offering.
Determination of Subscription Price
      Our board of directors set all of the terms and conditions of the rights offering. The board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. The board of directors considered the following factors in establishing the subscription price as a discount to market price:

•	strategic alternatives for capital raising;

•	the recent market price of our common stock;

•	the pricing of similar transactions;

•	how to incentivize participation in the rights offering;

•	our discussions at the time with potential standby purchasers;

•	our business prospects; and

•	general conditions in the securities markets.
We determined the      % discount to the average market price after taking into account the preceding factors. The $           per share subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, the future market value of our common stock, or any other established criteria for value. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $           per share subscription price. On                     , 2005, the closing price of a share of our common stock on the Nasdaq National Market was $          . No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.
      We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of DDi or our common stock. See “Risk Factors.”

Expiration Date, Extensions and Termination
      We will keep the rights offering open for 15 business days. You may exercise your subscription right at any time at or before 5:00 p.m., New York City time, on                     , 2005, the expiration date for the rights offering. However, we may extend the offering period for exercising your subscription rights from time to time with the approval of standby purchasers that committed to purchase a number of shares equal to at least 75% of the number of unsubscribed shares, with such extension not to exceed 30 business days. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.
      We may, with the approval of standby purchasers that committed to purchase a number of shares equal to at least 75% of the number of unsubscribed shares, as mentioned above, extend the expiration date from time to time by giving oral or written notice to the Subscription Agent on or before the scheduled expiration date, for a period not to exceed 30 business days. If we elect to extend the completion of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
      We may unilaterally terminate or withdraw the rights offering until the expiration date.
Reasons for the Rights Offering
      In approving the rights offering, our board of directors carefully evaluated our need for financial flexibility and additional capital. The board also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative. In conducting its analysis, the board of directors also considered the dilution of the ownership percentage of the current holders of our common stock caused by the rights offering, and the resulting anti-dilution adjustment to the conversion price for our Series B Preferred Stock. In addition, the board of directors considered that the rights offering would only occur if the holders of a majority of the voting power represented by the shares of common stock and preferred stock present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, approved the transaction.
      After weighing the factors discussed above and the effect of the rights offering of generating approximately $75 million in additional capital for us, a portion of which will be used to reduce our debt without our incurring additional debt, we believe that the rights offering is the best alternative for capital raising and is in the best interests of DDi and our stockholders. As described in “Use of Proceeds,” the proceeds of the rights offering are intended to be used to provide funds to repay two-thirds of our Series B Preferred Stock or to satisfy our obligations to redeem our Series B Preferred Stock upon the demand of the holders thereof together with accrued and unpaid dividends thereon; to redeem our Senior Accreting Notes due 2009 in full; and to provide additional working capital for our business.
      We believe that the rights offering will strengthen our financial condition through generating additional cash, reducing our indebtedness and our obligations with respect to our Series B Preferred Stock, and increasing our stockholders’ equity. See “Use of Proceeds” and “Capitalization.” However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.
Standby Commitments of the Standby Purchasers
      On June 2, 2005, we entered into a standby purchase agreement with the standby purchasers that defines our rights and obligations, and the rights and obligations of the standby purchasers, with respect to the standby commitments. The following description of the standby purchase agreement does not purport to be complete, A copy of the standby purchase agreement has been filed as an exhibit to the registration statement (File No. 333-125345) of which this prospectus forms a part. We urge you to carefully read that entire agreement.
      Prior to entering into the standby purchase agreement, as of June 10, 2005, the standby purchasers, together with their respective affiliates, collectively owned 8,629,456 shares of our common stock and 59,000 shares of our Series B Preferred Stock, which comprised 15.4% of our common stock on an as converted basis.
      The standby purchase agreement obligates us to sell, and requires each standby purchaser to subscribe for and purchase from us, a proportionate number of shares of our common stock equal to the Shortfall (as defined below) divided by the subscription price per share paid by holders exercising rights in the rights offering. The “Shortfall” is the amount by which $75.0 million exceeds the aggregate subscription price to be paid by our stockholders who subscribe for and purchase shares of our common stock in the rights offering. The price per share to be paid by the standby purchasers for our common stock pursuant to the standby purchase agreement will be the same as the rights offering subscription price. The issuance and sale of common stock to the standby purchasers pursuant to the standby purchase agreement will be made through a private placement or pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and is exempt from the registration obligations under Section 5 of the Securities Act.
      The obligation of any of the standby purchasers to fulfill the standby commitments is subject to the following conditions:

•	no preliminary or permanent injunction or other order by any governmental authority which prevents the consummation of the rights offering or the standby commitments shall have been issued and remain in effect;

•	no statute, rule, regulation or other law shall have been enacted by any governmental authority which would prevent or make illegal the consummation of the rights offering or the standby commitments;

•	any consents, filings and approvals that are necessary for the consummation of the rights offering or the standby commitments shall have been made or obtained except where

c	our failure to make or obtain such consents, filings and approvals would not have a Material Adverse Effect (as defined below) or a material adverse effect on our ability to perform our obligations under the standby purchase agreement or

c	any standby purchaser’s failure to obtain such consents, filings and approvals would not have a material adverse effect on such standby purchaser’s ability to perform its obligations under the standby purchase agreement;

•	our stockholders shall have approved the transactions contemplated by the standby purchase agreement and the rights offering and authorized a sufficient number of additional shares of our common stock for issuance in the rights offering, pursuant to the standby commitments and pursuant to the exercise of the standby commitment fee warrants or the exercise of certain warrants which we have agreed to issue to the standby purchasers if the rights offering is not consummated and the standby purchase agreement is terminated, which we refer to as the break-up warrants, and to approve the issuance of such shares;

•	the rights offering shall have been consummated;

•	we shall have provided a certificate to the standby purchasers, certifying, among other things, that:

c	our representations and warranties set forth in the standby purchase agreement (disregarding any materiality qualifiers therein) are true and correct on the closing date of the standby commitments as though made on and as of such date (or in the case of representations and warranties made as of a specified date earlier than the closing date, are true and correct on and as of such earlier date (disregarding any materiality qualifiers therein)), except for any such failures to be true and correct which, individually or in the aggregate, have not had and are not reasonably likely to result in a Material Adverse Effect, which is defined as any change, event, circumstance or development that is materially adverse to the operations, business, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or any event that would reasonably be expected to prevent the consummation of the rights offering or the standby commitments except for any such changes or effects resulting, directly or indirectly, from:

-	the consummation of the transactions contemplated by or pursuant to, the standby purchase agreement or the rights offering;

-	changes in generally accepted accounting principles;

-	changes that are the result of factors generally affecting the printed circuit board industry that do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to other similarly situated participants in the printed circuit board industry;

-	changes that are the result of economic factors affecting the national economy, except to the extent that such changes have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to other similarly situated participants in the industries or markets in which they operate; or

-	a decline in the price of our common stock on The Nasdaq National Market (although the facts and circumstances giving rise to such a decline may be deemed to constitute and shall be taken into account in determining whether there has been a Material Adverse Effect).

c	we have performed and complied in all material respects with the covenants and agreements contained in the standby purchase agreement which are required to be performed and complied with by us on or prior to the closing date of the standby commitments,

c	we shall have reasonably demonstrated that, following the consummation of the rights offering and the purchase of the shares of our common stock by the standby purchasers pursuant to the standby purchase agreement, together with other sources of payment available to us, we will have sufficient funds to repay or redeem at least two-thirds of the outstanding shares of our Series B Preferred Stock and to repay our Senior Accreting Notes due 2009 in full,

c	from the date of the standby purchase agreement through the closing of the standby commitments, there shall not have occurred, and be continuing, a suspension of the trading of our common stock by the SEC or by the Nasdaq National Market,

c	from the date of the standby purchase agreement through the closing of the standby commitments, there shall not have occurred and be continuing any Material Adverse Effect,

•	we must deliver the certificates for the shares purchased by the standby purchasers,

•	we shall have delivered certain customary documents to the standby purchasers at closing, including an opinion of counsel relating to the issuance of the shares under the standby commitments, and

•	we shall have obtained approval for listing the shares to be purchased by the standby purchasers pursuant to the standby commitments and the shares underlying the warrants to be issued to the standby purchasers on the Nasdaq National Market, subject to issuance.

      If the standby purchase agreement is terminated other than by us with the approval of standby purchasers that committed to purchase a number of shares equal to at least 75% of the number of unsubscribed shares or as a result of certain breaches of the standby purchasers’ obligations under the standby purchase agreement, we will issue to the standby purchasers, warrants, which we refer to as the break-up warrants, to purchase an aggregate number of shares of our common stock equal to 10.7% of our common stock (on a fully diluted basis, assuming only one-third of the outstanding shares of our Series B Preferred remain outstanding and not taking into account any securities exercisable for our common stock that may be issued pursuant to our proposed 2005 Stock Incentive Plan) at an exercise price equal to 50% of the average daily closing price for our common stock on the Nasdaq National Market for the twenty (20) consecutive trading day period ending two (2) trading days before the date of termination of the standby purchase agreement. The expiration date of the break-up warrants will be one year from the date of issuance. If such a termination occurs prior to the effectiveness of the registration statement of which this prospectus forms a part, we will only be required to issue 50% of the break-up warrants to the standby purchasers. The break-up warrants provide for cashless exercise at the holder’s election.
      Upon the closing of the transactions contemplated by the standby purchase agreement, as compensation for the standby commitments, we agreed to issue to the standby purchasers warrants to purchase an aggregate number of shares of our common stock equal to 10.7% of the total number of shares of common stock outstanding on a fully diluted basis (without giving effect to issuances of common stock and securities exercisable for common stock to our management under the proposed 2005 Incentive Plan and assuming that two-thirds of our Series B Preferred Stock outstanding on the date of the standby purchase agreement has been repurchased or redeemed) following consummation of the rights offering and the purchase of the unsubscribed shares by the standby purchasers pursuant to the standby purchase agreement at an exercise price equal to the subscription price in the rights offering, and do not provide for cashless exercise. The expiration date of the standby commitment fee warrants will be July 31, 2006.
      In connection with the standby purchase agreement, we agreed that upon the closing of the transactions contemplated by the standby purchase agreement, we will enter into a registration rights agreement with the standby purchasers. Pursuant to such registration rights agreement, we will register the resale of:

•	the shares of our common stock that each standby purchaser is acquiring in the rights offering in its capacity as our stockholder to the extent such shares are not freely tradeable,

•	the shares of our common stock that are purchased by the standby purchasers pursuant to the terms of the standby purchase agreement,

•	the shares of our common stock issuable upon the exercise of the standby commitment fee warrants, and

•	any other shares of our common stock owned by the standby purchasers as of the date of the registration rights agreement.

      As a result, once a registration statement with respect to such shares is declared effective by the Commission, such shares would be eligible for resale in the public market without restriction to the extent not already eligible for resale.
      Pursuant to the registration rights agreement, we are required to:

•	file a resale registration statement five (5) business days following the closing under the standby purchase agreement;

•	use our best efforts to cause the resale registration statement to be declared effective not later than sixty (60) days after such filing; and

•	use our best efforts to keep the resale registration statement continuously effective and the prospectus forming a portion thereof usable for resales for a period commencing on the date that such resale registration statement is initially declared effective and terminating on the date when all of the registrable securities covered by such resale registration statement have been sold pursuant to such resale registration statement or have ceased to be registrable securities.

      Subject to certain restrictions, we may defer without penalty the foregoing obligations to file any resale registration statement or keep any resale registration statement usable for resales for a period of time equal to the shortest period of time determined in good faith by our board of directors to be necessary when there exist circumstances relating to a material pending development, including, but not limited to, a pending or contemplated material acquisition or merger or other material transaction or event, which would require additional disclosure by us in such resale registration statement of previously non-public material information which we determine in good faith upon the advice of counsel that we have a bona fide business purpose for keeping confidential and non-public and the non-disclosure of which in such resale registration statement might cause such resale registration statement to fail to comply with applicable disclosure requirements.
      In the event of certain defaults by us under the registration rights agreement, we will pay liquidated damages to the holders of the securities registrable under the registration rights agreement. At our option, the liquidated damages may be paid in cash or in additional warrants to purchase shares of our common stock, which we refer to as the liquidated damages warrants. The liquidated damages warrants will contain the same terms as the standby commitment fee warrants except that they will have an exercise period of one year from the date of actual issuance, and they will have an exercise price determined as follows:

•	with respect to the first installment of liquidated damages warrants, equal to the average daily closing price for our common stock on the Nasdaq Stock Market for the twenty (20) trading days ending two (2) trading days before the date on which we first become obligated to pay the liquidated damages and

•	with respect to any subsequent installment of liquidated damages warrants, equal to the average closing price for our common stock on the Nasdaq Stock Market for the twenty (20) trading days ending on the first business day of the month period for which such installment is issuable.

      We have agreed that if we are not able to register for resale on the resale registration statement discussed above the shares of our common stock issuable upon the exercise of the liquidated damages warrants, we will file a warrant resale registration statement within ten business days following the issuance of any liquidated damages warrants, and will use our best efforts to cause the warrant resale registration statement to be declared effective as soon as practicable thereafter and in any event not later than 60 days after such filing. If we default on these obligations, we would be obligated to pay liquidated damages to the holders of such liquidated damages warrants or the common stock issued upon the exercise thereof, as discussed above. We have no reason to believe that any standby purchaser currently has any plans or proposals with respect to any extraordinary corporate transactions involving us or any sale of our assets or any change in our board of directors, management, capitalization, dividend policy, charter or bylaws, or any other change in our business or corporate structure or with respect to the delisting or deregistration of any of our securities. In addition, any determination by a standby purchaser to retain its interest in our capital stock will likely be subject to the continuing evaluation of pertinent factors related to such standby purchaser’s investment in our capital stock.
No Over-Subscription Privilege
      There is no oversubscription privilege to purchase additional shares that are not purchased by other stockholders pursuant to their basic subscription privileges.
Non-transferability of the Subscription Rights
      Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.
      Notwithstanding the foregoing, your subscription rights may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.
Withdrawal and Amendment
      We reserve the right to withdraw or terminate this rights offering at any time for any reason until the expiration date. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

      We reserve the right to amend the terms of this rights offering, subject to the terms of the standby purchase agreement. If we make an amendment that we consider significant, we will:

•	mail notice of the amendment to all stockholders of record as of the record date;

•	if necessary, extend the expiration date to at least 10 days following the date of such amendment; and

•	offer all subscribers no less than 10 days to revoke any subscription already submitted.
      The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.
Method of Subscription — Exercise of Subscription Rights
      You may exercise your subscription rights by delivering the following to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on                     , 2005, the date on which the subscription rights expire:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your subscription right.
Certificates for Shares of Common Stock
      As soon as practicable after the expiration of the rights offering, the Subscription Agent will mail to each exercising subscription rights holder of record that has validly exercised the subscription right a certificate representing shares of our common stock purchased pursuant to the subscription right. The Subscription Agent also will arrange for issuance through DTC of shares subscribed for by or through DTC participants.
Method of Payment
      Payment for the shares must be made by certified bank check or money order check drawn upon a United States bank or a money order payable to “Mellon Bank, N.A., as Subscription Agent” or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at Mellon Bank, ABA #043000261, Account No. 1002331, Reference: DDi Subscription. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer.
      Payment will be deemed to have been received by the Subscription Agent only upon:

•	receipt and clearance of any uncertified check,

•	receipt by the Subscription Agent of any certified bank check or any money order check, or

•	receipt of good funds in the Subscription Agent’s account designated above.
Delivery of Subscription Materials and Payment
      You should deliver your rights certificate and payment of the subscription price to the Subscription Agent by mail, by hand or by overnight courier to:
BY UNITED STATES MAIL:
Mellon Investor Services LLC
Post Office Box 3301
South Hackensack, NJ 07606
Attn: Reorganization Department
BY OVERNIGHT COURIER:
Mellon Investor Services LLC
85 Challenger Road -
     Mail Drop-Reorg
Ridgefield Park, NJ 07660
Attn: Reorganization Department
BY HAND DELIVERY:
Mellon Investor Services LLC
120 Broadway, 13th Floor
New York, NY 10271
Attn: Reorganization Department

      The Subscription Agent’s telephone number is (800) 777-3674 and its facsimile number is (201) 329-8936.
      Your delivery to an address other than the address set forth above will not constitute valid delivery.
No Revocation
      Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire.
Calculation of Subscription Rights Exercised
      If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.
Your Funds Will be Held by the Subscription Agent Until Shares of Common Stock are Issued
      The Subscription Agent will hold your payment of the subscription price payment in a segregated account with Mellon Bank with other payments received from other rights holders until we issue your shares to you. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all subscription payments.
Signature Guarantee May be Required
      Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights, or

•	you are an eligible institution.
Notice to Beneficial Holders
      If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others at the close of business on                     , 2005, the record date for the rights offering, you should notify the respective beneficial owners of such shares on that date of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” which we will provide to you with your rights offering materials.

Beneficial Owners
      If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.
Instructions for Completing your Rights Certificate(s)
      You should read and follow the instructions accompanying the rights certificate(s) carefully.
      If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the Subscription Agent. Do not send your rights certificate(s) or subscription price payment to us.
      You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the Subscription Agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires.
Determinations Regarding the Exercise of your Subscription Rights
      We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
      Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.
      If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on                     , 2005. We will not consider an exercise to be made until all defects have been cured or waived.
Regulatory Limitation
      We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Procedures for DTC Participants
      If you are a participant in The Depository Trust Company, or DTC, and the shares of common stock you own are held through DTC, we expect that your exercise of your subscription rights may be made through the facilities of DTC. In this case, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for, and your subscription price payment for each share you subscribed for pursuant to your subscription rights.
Foreign or Other Stockholders Located Outside the United States
      Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such subscription rights, you must notify the Subscription Agent, and take all other steps that are necessary to exercise your subscription rights, on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your subscription rights will expire.
No Board Recommendation
      An investment in shares of our common stock must be made according to each investor’s evaluation of its own best interests. Accordingly, our board of directors is not making any recommendation as to whether you should exercise your subscription rights. In making the decision to exercise or not exercise your subscription rights, you must consider your own best interests. If you choose not to exercise your subscription rights in full, your relative ownership interest will be substantially diluted. The exercise of your subscription rights involves risks, and there is no guarantee that the market price of our common stock will exceed $           per share after the completion of this offering. You are urged to make your decision based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks that are described under the heading “Risk Factors.”
Shares of Common Stock Outstanding after the Rights Offering
      Upon the issuance of the shares of common stock offered in the rights offering and pursuant to the standby commitments,                     shares of common stock will be issued and outstanding (excluding any common stock issuable upon the exercise of the standby commitment fee warrants). This would represent an approximate      % increase in the number of outstanding shares of common stock on the record date for the rights offering.
Effects of Rights Offering on our Stock Option Plans and Other Convertible Securities
      We may be required to issue approximately 8,755,000 shares of common stock pursuant to securities exercisable or convertible into shares of common stock, based upon such securities’ current conversion and exercise prices, including warrants exercisable for 807,090 shares of our common stock that were issued in connection with our plan of reorganization. The shares issuable upon exercise of the warrants issued pursuant to our plan of reorganization may increase subject to anti-dilutive rights which we granted to those warrant holders. Such warrants are held in an escrow account until December 12, 2005 and are subject to reduction or termination and will be terminated and not exercisable at the time that our Senior Accreting Notes due 2009 are repaid if such repayment occurs prior to December 12, 2005. In addition, if the rights offering is consummated, we will be required to issue to the standby purchasers warrants to purchase an aggregate number of shares of our common stock equal to 10.7% of the total number of shares of common stock outstanding on a fully diluted basis (without giving effect to issuances of common stock and securities exercisable for common stock to our management under the proposed 2005 Incentive Plan and assuming that two-thirds of our Series B Preferred Stock outstanding on the date of the standby purchase agreement has been repurchased or redeemed) following consummation of the rights offering and the purchase of the unsubscribed shares by the standby purchasers pursuant to the standby purchase agreement.
      We also have options to purchase an aggregate of 2,300,119 shares of our common stock currently outstanding under our 2003 Management Equity Incentive Plan and 500,000 shares of common stock currently outstanding under our 2003 Directors Equity Incentive Plan. We may issue options to purchase an additional 2,404,354 shares of our common stock under our 2003 Management Incentive Plan and options to purchase 100,000 shares of our common stock under our 2003 Directors Equity Incentive Plan.
      If these options or warrants to purchase our common stock are exercised or other equity interests are granted under our 2003 Management Incentive Plan and 2003 Directors Equity Incentive Plan or under other plans adopted in the future, such equity interests will have a dilutive effect on our common stock.
      In addition, in connection with our annual stockholders’ meeting in 2005, we intend to propose for approval by our stockholders the 2005 Stock Incentive Plan. If the 2005 Stock Incentive Plan is approved by our stockholders, we will not make future grants with respect to the 2,404,354 shares of common stock that remain available for grant under the 2003 Management Equity Incentive Plan. However, our stockholders may suffer further dilution from the 2005 Stock Incentive Plan, because the total number of shares of common stock available for potential compensatory awards would increase by 12,595,646 shares,      % of the outstanding shares of the common stock as of the record date (subject to adjustment as provided for in the 2005 Stock Incentive Plan).
Other Matters
      We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.
Fees and Expenses
      We will pay all fees charged by the Information Agent and the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither DDi, the Information Agent nor the Subscription Agent will pay such expenses.
Issuance of Stock Certificates
      Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Our Subscription Agent, Mellon Bank, N.A., will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights and the issuance through DTC of shares subscribed for through DTC. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.
Information Agent
      We have appointed Mellon Bank, N.A. as Information Agent for the rights offering. We will pay the fees and certain expenses of the Information Agent, which we estimate will total $5,000. Under certain circumstances, we may indemnify the Information Agent from certain liabilities that may arise in connection with the rights offering.

Subscription Agent
      We have appointed Mellon Bank, N.A. as Subscription Agent for the rights offering. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $15,000. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.
IMPORTANT
      PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO                     , 2005. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.
If You Have Questions
      If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions as to the Use of Rights Certificates, you should contact the Information Agent or the Subscription Agent at the following address and telephone number:

Mellon Bank, N.A.
c/o Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, New Jersey 07660
Attention: Reorganization Department — DDi Corp. Subscription
Telephone: (800) 777-3674

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of certain U.S. federal income tax consequences of the rights offering and of holding and disposing of common stock after any exercise of subscription rights to holders of common stock who hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. For purposes of this description, a U.S. holder is a beneficial owner of common stock (or rights to acquire such stock) who for U.S. Federal income tax purposes is a citizen or resident of the United States, a partnership or corporation organized in or under the laws of the United States or any State thereof, including the District of Columbia, any estate the income of which is subject to U.S. Federal income taxation regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust validly elects to be treated as a U.S. person. A non-U.S. holder is any holder that is not a U.S. holder.
      This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders of options or warrants, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation, partnerships or other pass-through entities, S corporations, expatriates, grantor trusts, real estate investment trusts or regulated investment companies.
      We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, we urge each holder of our common stock to consult his own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to such holder.
Tax Consequences of Distribution and Exercise of Subscription Rights
      The federal income tax consequences to a holder of common stock on the receipt of subscription rights under the rights offering should be as follows:

•	A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

•	Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to 15% or greater of the fair market value on such date of the common stock with respect to which the subscription rights are received or (b) the holder irrevocably elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering should include the holder’s holding period for the common stock with respect to which the subscription rights were received.

•	A holder who allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

•	A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

•	The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the subscription rights as described above.

•	The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

Tax Consequences of Distributions on Common Stock

U.S. holders
      Distributions, if any, made on our common stock generally will be included in the income of a U.S. holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. Certain dividends received by non-corporate holders before January 1, 2009 may be subject to a reduced rate of taxation if certain holding period and other requirements are met. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. holder’s basis in the common stock and thereafter as gain from a sale or exchange of the common stock. Such gain generally will be long-term capital gain if the U.S. holder’s holding period in the common stock is more than one year at the time of distribution. A dividend distribution to a corporate U.S. holder may qualify for a dividends received deduction.

Non-U.S. holders
      Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The gross amount of dividends paid to a Non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification of the application of the treaty.
      Dividends that are effectively connected with a Non-U.S. holder’s conduct of a trade or business in the United States and, if provided in an applicable income tax treaty, attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax but instead are taxed in the manner applicable to a United States person. In that case, we will not have to withhold U.S. federal withholding tax provided the Non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.
      Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming benefits of the treaty. A Non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the Internal Revenue Service.
Tax Consequences of Sale or Exchange of Common Stock

U.S. holders
      Upon the sale or exchange of our common stock, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. holder’s adjusted tax basis in the common stock. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains of non-corporate taxpayers are generally taxed at a reduced maximum marginal rate. The deductibility of capital losses is subject to limitations.

Non-U.S. holders
      A Non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the Non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions; or

•	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States.
      Non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on the disposition in the same manner in which citizens or residents of the United States would be taxed.
Information Reporting and Backup Withholding

U.S. holders
      In general, payments made on our common stock and proceeds from the sale or other disposition of our common stock may be subject to backup withholding tax and information reporting requirements. In general, backup withholding will apply to a non-corporate, or other non-exempt recipient holder if such holder is a U.S. holder and fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements.
      Generally, any amount withheld under the backup withholding rules from a payment to a U.S. holder that results in an overpayment of taxes will be refunded, or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service. The current rate of backup withholding tax is 28%.
      A U.S. holder will also be subject to information reporting with respect to payments on our common stock and proceeds from the sale or other disposition of our common stock, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. holders
      Generally, we must report annually to the United States Internal Revenue Service and to each Non-U.S. holder, the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting dividends and withholding may also be available to the tax authorities in the country in which the Non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.
      Under certain circumstances, Unites States Treasury Regulations require informational reporting and backup withholding tax on specified payments on our common stock. A Non-U.S. holder of our common stock that fails to (i) provide the appropriate Form W-8, (ii) satisfy certain documentary evidence requirements for establishing that it is not a United States person, or (iii) otherwise establish an exemption may be subject to backup withholding tax and U.S. information reporting.
      Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker if the broker is (i) a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business or (v) some U.S. branches of foreign banks or insurance companies, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies, under penalty of perjury, that it is not a United States person or otherwise establishes an exemption.
      Generally, any amount withheld under the backup withholding rules from a payment to a Non-U.S. holder that results in an overpayment of taxes will be refunded, or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
Price Range of Common Stock
      Our common stock formerly traded on the Nasdaq National Market until December 11, 2002, then traded on the Nasdaq SmallCap Market until April 15, 2003 and then traded on the OTC Bulletin Board until December 12, 2003 under the symbol “DDIC.” When we emerged from our Chapter 11 proceedings on December 12, 2003, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization, and the former holders of our common stock received, in the aggregate, 1% of the shares of our common stock issued under the plan of reorganization. The shares of our common stock that were issued under our plan of reorganization were trading on the OTC Bulletin Board under the symbol “DDIO.” On March 5, 2004 our common stock commenced trading on the Nasdaq National Market under the symbol “DDIC.”
      On May 26, 2005, the last trading day prior to the initial filing of the registration statement relating to the proposed rights offering of which this prospectus forms a part, the closing price of our common stock on the Nasdaq National Market was $2.35 per share. On                     , 2005, the record date for the rights offering, the closing price of our common stock on the Nasdaq National Market was $           per share.
      Because the value of one share of our post-bankruptcy common stock bears no relation to the value of one share of our old common stock, the trading prices of our post-bankruptcy common stock are set forth separately from the trading prices of our old common stock. The information regarding the old common stock illustrates trends in our market capitalization in prior periods but otherwise is not directly relevant to our current capitalization.
      The following table sets forth the high and low sales prices per share of our common stock for the quarterly periods indicated, which correspond to our quarterly fiscal periods for financial reporting purposes. Prices for our old common stock are prices on the Nasdaq National Market through December 11, 2002, on the Nasdaq Small Cap Market through April 15, 2003 and sales prices on the OTC Bulletin Board through December 12, 2003. Prices for our new common stock are prices on the OTC Bulletin Board through March 4, 2004 and on the Nasdaq National Market commencing March 5, 2004. The sales prices on the OTC Bulletin Board reflect inter-dealer prices, without mark-up, mark-down or commission and may not necessarily represent actual transactions.

		Reorganized		Predecessor
		DDi Corp.		DDi Corp.

Year	Quarter Ended	High	Low	High	Low

2003	March 31	—	—	$0.27	$0.08
	June 30	—	—	0.15	0.05
	September 30	—	—	0.07	0.01
	December 31 (through December 12, 2003)	—	—	0.23	0.02
	December 31 (from December 12, 2003)	$15.00	$11.50	—	—
2004	March 31	$19.50	$9.10	—	—
	June 30	12.00	6.13	—	—
	September 30	8.05	4.90	—	—
	December 31	5.25	2.43	—	—
2005	March 31	$3.27	$2.25	—	—
	June 30 (through June 27, 2005)	3.33	1.81	—	—
      The number of holders of record of our common stock as of June 21, 2005 was 167.

Dividend Policy
      We have not declared or paid any cash dividends on our common stock since January 1996. We anticipate that substantially all of our earnings in the foreseeable future will be used to finance our business and repay our debt. We have no current intention to pay cash dividends, and we do not expect to pay dividends while our current debt instruments are outstanding. Our future dividend policy will depend on our earnings, capital requirements and financial condition, as well as requirements of our financing agreements and other factors that our board of directors considers relevant.
      Our revolving credit facility restricts our ability to pay cash dividends on our common stock and restricts our subsidiaries’ ability to pay dividends to us without the lender’s consent. Under the terms of the Certificate of Designation for our Series B Preferred Stock, all accrued dividends on our Series B Preferred must be paid before any dividends are declared or paid on shares of our Common Stock. In addition, the debt instruments of our subsidiaries restrict our ability to pay dividends and restrict our subsidiaries’ ability to pay dividends to us. Dynamic Details’ ability to pay dividends is limited under its revolving credit facility. DDi Capital’s ability to pay dividends is limited under an indenture dated December 12, 2003 among DDi Capital and Wilmington Trust Co. as trustee. See “Description of Indebtedness and Outstanding Preferred Stock” within Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2004 and Note 8 and Note 10 to the Notes to Consolidated Financial Statements contained therein, which is incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK
Common Stock
      Our Charter authorizes the issuance of 75,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. If our stockholders approve our proposed Charter amendment, we will be permitted to issue up to a total of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of May 16, 2005, there were 27,160,849 shares of common stock issued and held of record by 115 stockholders. As of such date, there were no shares of common stock held in the treasury.
      Our annual meetings of stockholders are held no later than the end of June, unless another day is named in the notice of the annual meeting. Special meetings of our stockholders may be called by the chairman of our board of directors, our chief executive officer (or if there is none, our president) or at the written request of two members of the board of directors. The holders of a majority of our stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of stockholders, unless otherwise specified in our Charter or the General Corporation Law of the State of Delaware.
      Each issued and outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Our Charter does not permit cumulative voting of shares for any election of directors, however, it does not permit preemptive rights to stockholders to acquire additional shares. Our Charter makes no provisions with respect to subscription or conversion rights, redemption privileges, or sinking funds with respect to shares of common stock. The common stock presently issued and outstanding is fully paid and non-assessable.
      The number of directors constituting the full board of directors of DDi has been established as seven in accordance with our Bylaws.
      Upon liquidation, dissolution or winding up of our affairs, holders of common stock are entitled to receive pro rata all of our assets available for distribution to stockholders, after payment of any liquidation preference on any preferred stock outstanding at the time. Subject to the rights of holders of our preferred stock and restrictions imposed by our revolving credit facility, dividends on the common stock may be paid if, as and when declared by the board of directors out of funds legally available therefor. DDi does not anticipate declaring or paying any cash dividend on the common stock in the foreseeable future.
Authorized Preferred Stock
      Our Charter authorizes us to issue 5,000,000 shares of blank check preferred stock, which is preferred stock the terms of which are determined by our Board of Directors in its sole discretion. Pursuant to that authority, our Board of Directors has issued two series of preferred stock, Series A Preferred Stock and Series B Preferred Stock, which consists of a Series B-1 and a Series B-2.

Series A Preferred Stock
      The Series A Preferred has an annual dividend of 15% and an aggregate liquidation preference of $15 million with a mandatory redemption date of January 31, 2009. The liquidation preference on the Series A preferred stock will only be paid to the extent there is value in DDi Europe, as defined in DDi Europe Facility Agreement, beyond what is owed on the DDi Europe Facility Agreement. Due to the placement of DDi Europe into administration on February 9, 2005, and the purchase price of DDi Europe’s U.K.-based subsidiaries paid by the eXception Group Ltd. to the Administrator, we believe that it is remote that we will be required to pay the liquidation preference on the Series A preferred stock. As of November 30, 2003, we recorded a liability in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” related to the preferred stock at its estimated fair value of $2 million. This estimated fair value was based on the valuation of an independent third party engaged to perform a valuation on the preferred stock. We have been accreting the preferred stock to the amount expected to be paid at maturity using the effective interest method. Total accretion for the one month ended December 31, 2003 and the year ended December 31, 2004 was $66,000 and $1.0 million, respectively. Total accrued dividends were $0.1 million and $2.2 million for the one month ended December 31, 2003 and the year ended December 31, 2004, respectively. As a result of DDi Europe’s placement into administration, there has been an impairment of the value of the Series A Preferred. We have written down Series A Preferred stock to its estimated fair market value of zero as of December 31, 2004, and have reversed in full the related estimated liability for dividends accrued but unpaid through December 31, 2004. As a result, in the fourth quarter of 2004, we reduced our loss from discontinued operations by approximately $5.4 million.

Series B Preferred Stock
      As of May 16, 2005, 147,679 shares of Series B-1 Preferred Stock and 1,139,238 shares of Series B-2 Preferred Stock, which we refer to collectively as the Series B Preferred Stock, were outstanding. Each share of the Series B Preferred Stock is initially convertible into four shares of our common stock at any time at a conversion price of $11.85 per share, subject to certain anti-dilution and other customary adjustments. The Series B Preferred Stock bears dividends at the rate of 6% per annum, payable quarterly, in cash or in common stock, commencing March 31, 2005 and is subject to mandatory redemption in five years. All accrued dividends on the Series B-1 and Series B-2 Preferred Stock must be paid before any dividends are declared or paid on shares of common stock. In addition, the holders of the Series B Preferred Stock have the option to require us to redeem the shares in three equal installments in 18 months, 24 months and 30 months from issuance or earlier upon a change of control, certain events of default or other specified occurrences. We also have the right to redeem the Series B Preferred Stock if our common stock trades above $20.75 for 30 consecutive trading days. The redemption price is at $47.40 per share plus accrued dividends, except in the case of certain defaults where there are premiums to the redemption cost. We have the option to make dividend and redemption payments using our common stock; provided that we may use no more than 10,000,000 shares of common stock in the aggregate for such redemption payments. Shares of common stock issued as dividends or redemption payments are issued at a 5% discount applied to the volume weighted average market price over the 20 trading days prior to the dividend payment date. The Series B Preferred Stock Certificate of Designation also has covenants that restrict us from incurring additional indebtedness in excess of the greater of: $80.0 million, in the aggregate, or three times our EBITDA for the most recent four consecutive fiscal quarters.
      Concurrently with our soliciting the approval by our stockholders of the rights offering, we are soliciting the Series B Consent from the holders of a majority of our Series B Preferred Stock and from the holders of a majority of all of our voting securities that are present in person or by proxy at our stockholder meeting and entitled to vote, voting together as a single class, to modify our Series B Certificate of Designation to eliminate the holders’ right to require us to redeem shares of two-thirds of our Series B Preferred Stock on September 30, 2005 and March 30, 2006 in exchange for a one-time redemption of our Series B Preferred Stock, including accrued and unpaid dividends thereon, upon the receipt of the net proceeds of the rights offering of approximately $45.0 million. If we are unable to obtain the Series B Consent, we may negotiate with certain holders of our Series B Preferred Stock to repurchase their shares at a negotiated price concurrently with our receipt of the net proceeds from the rights offering.
Transfer Agent and Registrar
      The transfer agent and registrar for the common stock is Mellon Investor Services, and its address is 400 S. Hope Street, Fourth Floor, Los Angeles, California 90071.
Reports to Stockholders
      DDi furnishes its stockholders with annual reports containing audited financial statements and such other periodic reports as DDi may determine to be appropriate or as may be required by law. Copies of any such recent reports are available upon request from the Information Agent. See “Where You Can Find More Information.”

PLAN OF DISTRIBUTION
      We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation. In addition, one of our financial advisors assisted us in arranging the standby commitments and soliciting the consent of the holders of our Series B Preferred Stock to certain amendments to our Charter.
      If any shares of our common stock remain unsubscribed after the rights offering, the standby purchasers have agreed to purchase, subject to certain conditions, a number of shares of our common stock equal to the number of shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price pursuant to the standby commitments. Depending on the total amount of shares purchased in the offering by our stockholders other than the standby purchasers, the standby purchasers may purchase up to                     shares of our common stock pursuant to the subscription rights received as stockholders and the standby commitments. Prior to entering into the standby purchase agreement, the standby purchasers and their affiliates owned an aggregate of 15.4% of our common stock on an as converted basis. For additional details regarding the standby purchasers’ standby commitments, see “The Rights Offering — Standby Commitments.”
      We have no reason to believe that any standby purchaser currently has any plans or proposals with respect to any extraordinary corporate transactions involving us or any sale of our assets or any change in our board of directors, management, capitalization, dividend policy, charter or bylaws, or any other change in our business or corporate structure or with respect to the delisting or deregistration of any of our securities. However, other than restrictions imposed by federal and state securities laws, there are no restrictions on the standby purchasers’ right to transfer their shares of our common stock. We have agreed to file a registration statement with the Securities and Exchange Commission within five business days after the closing of the standby commitments to register the shares of common stock acquired by the standby purchasers pursuant to the standby commitments and once such registration statement is declared effective, the shares of common stock acquired pursuant to the standby commitments will be freely transferable.
      We have agreed to indemnify the standby purchasers against certain liabilities incurred in connection with their resale of our common stock, including liabilities under the Securities Act of 1933, as amended.
      As compensation to the standby purchasers for the standby commitments, we agreed to issue the standby commitment fee warrants to the standby purchasers at the closing.
      We will pay Mellon Bank, N.A. a fee of $5,000 plus expenses for its service as Information Agent and a fee of $15,000 plus expenses for its service as Subscription Agent in connection with this rights offering. We also have agreed to indemnify under certain circumstances the Information Agent and the Subscription Agent from any liability they may incur in connection with this rights offering.
      We expect that shares of our common stock received through the exercise of subscription rights will be traded on the Nasdaq National Market under the symbol “DDIC,” the same symbol our currently outstanding shares of common stock now trade.
LEGAL MATTERS
      The legality of the common stock offered hereby and the description of the U.S. federal income tax consequences of the rights offering will be passed upon by the law firm of Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California.

EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of DDi Corp. (Successor Company or Reorganized Company) and the consolidated financial statements of DDi Corp. (Predecessor Company), incorporated in this prospectus by reference to the DDi Corp. Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports (which contain an explanatory paragraph relating to the Company’s emergence from bankruptcy and the adoption of fresh start accounting as of November 30, 2003 as described in Notes 1, 3 and 4 of the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE
      The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the expiration or termination of the rights offering. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 12, 2005, February 10, 2005, February 14, 2005, March 1, 2005, March 4, 2005, May 9, 2005, May 31, 2005, June 3, 2005, June 24, 2005 and June 24, 2005; and

•	the description of our common stock, $0.001 par value, set forth in the Form 8-A/ A (File No. 000-30241) Registration Statement filed with the Securities and Exchange Commission on January 20, 2004, including any amendment or report filed for the purpose of updating such description.
      Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
      You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address and telephone number:
Timothy J. Donnelly
Vice President and General Counsel
DDi Corp.
1220 Simon Circle
Anaheim, California 92806
(714) 688-7200
      We maintain an internet site at http://www.ddiglobal.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-3 (File No. 333-125345) for the common stock offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.
      You can read the information filed by us with the Securities and Exchange Commission, including the registration statement, over the Internet at the Securities and Exchange Commission’s Web site at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
      You may request a copy of our filings with the Securities and Exchange Commission, at no cost, by writing or telephoning us at the following address:
Timothy J. Donnelly
Vice President and General Counsel
DDi Corp.
1220 Simon Circle
Anaheim, California 92806
(714) 688-7200

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by DDi Corp. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$8,827.50
Subscription Agent and Information Agent fees	20,000.00
Nasdaq National Market listing fee	45,000.00
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Miscellaneous	*

Total expenses	*

*	To be filed by amendment.
All expenses are estimated except for the Securities and Exchange Commission fee.

Item 15.	Indemnification of Directors and Officers.
      The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. The Charter provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Charter and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.
      Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has obtained liability insurance for its officers and directors.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Number		Title

2	.1*	Modified First Amended Joint Plan of Reorganization dated as of August 30, 2003 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
2	.2*	Order Confirming Debtors’ Modified First Amended Joint Plan of Reorganization dated as of August 30, 2003 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
3	.1*	Amended and Restated Certificate of Incorporation of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
3	.2*	Certificate of Designation of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
3	.3*	Certificate of Designation of Series B Preferred Stock of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 7, 2004).
3	.4*	Amended and Restated Bylaws of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 20, 2004).
4	.1+	Form of Rights Certificate.
5	.1+	Opinion of Paul, Hastings, Janofsky & Walker LLP.
10	.1*	Indenture dated as of December 12, 2003 with respect to DDi Capital Senior Accreting Notes due 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
10	.2*	Purchase Agreement, dated as of June 2, 2005, by and between DDi Corp. and Caiman Partners, L.P., Contrarian Turnaround Equities, LLC, Greywolf Capital Partners II LP, QVT Fund LP, Sankaty Credit Opportunities, L.P., Sankaty High Yield Asset Partners, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Prospect Credit Partners, L.P. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
10	.3*	Form of Standby Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
10	.4*	Form of Break-up Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
10	.5*	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
23	.1**	Consent of Independent Registered Public Accounting Firm.
23	.2+	Consent of Paul, Hastings, Janofsky & Walker LLP will be contained in Exhibit 5.1 hereto.
24.1		Power of Attorney.
99	.1+	Form of Instructions as to Use of Rights Certificates.
99	.2+	Form of Letter to Security Holders Who Are Record Holders.
99	.3+	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.4+	Form of Letter to Clients of Security Holders Who Are Beneficial Holders.
99	.5+	Form of Nominee Holder Certification Form.
99	.6+	Substitute Form W-9 for Use with the Rights Offering.
99	.7+	Form of Beneficial Owner Election Form.

*	Incorporated by reference.

**	Filed herewith.

+	To be filed by amendment.
      All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, State of California, on June 28, 2005.

DDi CORP.

By:	/s/ Mikel H. Williams

Mikel H. Williams
Senior Vice President and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Bruce D. McMaster		President and Chief Executive Officer and a Director (Principal Executive Officer)	June 28, 2005

/s/ Mikel H. Williams Mikel H. Williams		Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 28, 2005

* Rebecca Yang		Corporate Controller (Principal Accounting Officer)	June 28, 2005

* Robert J. Amman		Director	June 28, 2005

* Robert Guezuraga		Director	June 28, 2005

* Jay B. Hunt		Director	June 28, 2005

Andrew E. Lietz		Director

* Steven C. Schlepp		Director	June 28, 2005

* Carl R. Vertuca, Jr.		Director	June 28, 2005

*By:	/s/ Mikel H. Williams Mikel H. Williams Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit
Number		Title

2	.1*	Modified First Amended Joint Plan of Reorganization dated as of August 30, 2003 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
2	.2*	Order Confirming Debtors’ Modified First Amended Joint Plan of Reorganization dated as of August 30, 2003 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
3	.1*	Amended and Restated Certificate of Incorporation of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
3	.2*	Certificate of Designation of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
3	.3*	Certificate of Designation of Series B Preferred Stock of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 7, 2004).
3	.4*	Amended and Restated Bylaws of DDi Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 20, 2004).
4	.1+	Form of Rights Certificate.
5	.1+	Opinion of Paul, Hastings, Janofsky & Walker LLP.
10	.1*	Indenture dated as of December 12, 2003 with respect to DDi Capital Senior Accreting Notes due 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 17, 2003).
10	.2*	Purchase Agreement, dated as of June 2, 2005, by and between DDi Corp. and Caiman Partners, L.P., Contrarian Turnaround Equities, LLC, Greywolf Capital Partners II LP, QVT Fund LP, Sankaty Credit Opportunities, L.P., Sankaty High Yield Asset Partners, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Prospect Credit Partners, L.P. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
10	.3*	Form of Standby Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
10	.4*	Form of Break-up Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
10	.5*	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 3, 2005).
23	.1**	Consent of Independent Registered Public Accounting Firm.
23	.2+	Consent of Paul, Hastings, Janofsky & Walker LLP will be contained in Exhibit 5.1 hereto.
24.1		Power of Attorney.
99	.1+	Form of Instructions as to Use of Rights Certificates.
99	.2+	Form of Letter to Security Holders Who Are Record Holders.
99	.3+	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.4+	Form of Letter to Clients of Security Holders Who Are Beneficial Holders.
99	.5+	Form of Nominee Holder Certification Form.
99	.6+	Substitute Form W-9 for Use with the Rights Offering.
99	.7+	Form of Beneficial Owner Election Form.

*	Incorporated by reference.

**	Filed herewith.

+	To be filed by amendment.
      All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.